EXHIBIT 3.01D

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
AS AMENDED, OF
GUILFORD PHARMACEUTICALS INC.

     Guilford Pharmaceuticals Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

     The amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, set forth below has been duly adopted in accordance with the provisions of Section 242 of the DGCL:

     The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is herby amended by deleting the first sentence of Article FOURTH thereof in its entirety and inserting in lieu thereof the following:

     “FOURTH: the total number of shares of all classes of stock the Corporation shall have authority to issue is One Hundred Thirty Million (130,000,000) shares consisting of One Hundred Twenty-Five Million (125,000,000) shares of common stock, par value $.01 per share, and Five Million (5,000,000) shares of preferred stock, par value $.01 per share.”

IN WITNESS WHEREOF, the Corporation has caused this certificate of Amendment to be duly executed and acknowledged in accordance with Section 103 of the DGCL.

GUILFORD PHARMACEUTICALS INC.
By:	/s/ Asher M. Rubin
	Name:	Asher M. Rubin
	Title:	Secretary